Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(408) 470-1180	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES SETTLEMENT
OF OUTSTANDING LITIGATION WITH 3SHAPE A/S

TEMPE, Ariz., February 7, 2022 -- Align Technology, Inc. (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign system of clear aligners, iTero intraoral scanners, and exocad CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it has settled its longstanding patent infringement and antitrust litigation with 3Shape A/S which began in November of 2017.

The litigation included patent infringement claims pending in federal courts in the District of Delaware and the Eastern District of Texas, as well as petitions to invalidate patents before the United States Patent Trial and Appeal Board brought by both parties. In addition, 3Shape had an antitrust claim pending against Align in Delaware District Court.

The terms of the settlement are confidential, and the settlement is not expected to have a material effect on Align’s ongoing operations and financial results. Following the settlement, Invisalign customers may continue current practices of using scans from 3Shape Trios 2 and Trios 3 scanners for Invisalign case submissions in certain countries and territories outside the United States, China and Japan subject to Align’s terms and conditions for Invisalign case submissions, the settlement and other applicable agreements.

“Align Technology is pleased to have resolved these disputes with 3Shape,” stated Julie Coletti, senior vice president, Chief Legal and Regulatory Officer. “We will continue our focus on innovation, including technologies such as the award-winning iTero Element 5D imaging system which aids in the detection and monitoring of interproximal caries lesions above the gingiva without using harmful radiation.”*

*Data on file at Align Technology

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad® CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 212 thousand doctor customers and is key to accessing Align’s 500 million consumer market opportunity worldwide. Align has helped doctors treat over 12.2 million patients with the Invisalign system and is driving the evolution in digital dentistry through the Align Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Forward-Looking Statements

This news release contains forward-looking statements, including the company’s expectations regarding the terms and conditions of the settlement with 3Shape A/S. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements reflect our best judgments based on currently known facts and circumstances and are subject to risks, uncertainties, and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:
•increasing competition from existing and new competitors;
•rapidly evolving and groundbreaking advances that fundamentally alter the dental industry or the way new and existing customers market and provide products and services to consumers;
•the ability to protect our intellectual property rights;
•continued compliance with regulatory requirements;
•declines in, or the slowing of the growth of, sales of our intraoral scanners domestically and/or internationally and the impact either would have on the adoption of Invisalign products;
•the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;

•the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•the compromise of customer and/or patient data for any reason;
•the timing of case submissions from our doctors within a quarter as well as an increased manufacturing costs per case;
•foreign operational, political, military and other risks relating to our operations; and
•the loss of key personnel, labor shortages or work stoppages for us or our suppliers.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 26, 2021 and our latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on November 2, 2021. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.